                                                                             Exhibit 10.7
2006 BRUNSWICK PERFORMANCE PLAN (BPP)
SUMMARY TERMS AND CONDITIONS

Purpose	Reward achievement of annual goals
Eligibility	Key managers and above identified on an individual basis.
Performance Period	Fiscal year.
Performance Measures
Division funding based 75% on division Brunswick Value Added (BVA) and 25% on division Operating Margin (OM). BVA defined as profits after-tax; reduced for cost of total capital.

Funding for participants at headquarters is based 40% on Earnings Per Share, 40% on overall BVA and 20% on revenue growth.

Funding Review and Approval
The following steps will be taken to review and approve funding:

▪  CFO will review actual results quarterly to evaluate established accruals.
▪  CEO will review performance at end of performance period and recommend funding to Human Resource and Compensation Committee as appropriate.
▪  Committee will review and approve funding as deemed appropriate.

Individual Awards
Individual awards will be determined on a discretionary basis using overall approved funding, evaluation of individual performance for the performance period, target incentives as a percent of salary and covered salary (actual paid for year).

Individuals must be employed at end of performance period to receive an award, except those terminating due to death or permanent and total disability will be eligible to receive individual awards.

Timing of Award Payments	As soon as practical after financial results are confirmed and appropriate approvals are obtained.

Nothing contained in these materials constitutes or is intended to create a promise of an individual incentive award or a contract of continued employment. Employment is at-will and may be terminated by either the employee or Corporation for any reason at any time.